EXHIBIT 99.3

                                OTHER INFORMATION


                  We are dependent on the operations of the Venetian Hotel Casino, which occupies a single site. The September 11 terrorist attacks have substantially affected the availability of insurance coverage for certain types of damages or occurrences. In addition, insurance premiums have increased on available coverage. We renewed our property and casualty insurance policies in April 2002. We were not able to purchase new insurance policies or renew our existing policies on terms as favorable as the terms of our prior policies. The costs of our new insurance policies are higher as a result of the general increase in premium levels. Our new insurance policies exclude from coverage certain losses and damages that were covered under our prior insurance policies. In particular, we have substantially reduced insurance coverage with respect to occurrences of terrorist acts and any losses that could result from these acts.

                  On May 16, 2002, Interface Group-Nevada Inc., the owner of the Expo Center, received a letter from the lender under the Expo Center mortgage facility stating that it believes that insurance coverage is required for acts of terrorism under the Expo Center mortgage facility and requesting that Interface Group-Nevada, Inc. obtain such coverage. Interface Group-Nevada, Inc. has informed us that it believes that, notwithstanding such lender's request, it is not required under the mortgage facility to obtain any terrorism coverage. Nevertheless, Interface Group-Nevada, Inc. has obtained terrorism coverage. If it is determined that terrorism coverage is required under the Expo Center mortgage facility and that the existing Interface Group-Nevada, Inc. insurance coverage is inadequate, Interface Group-Nevada, Inc. has informed us that it will seek to either obtain additional terrorism insurance or refinance and/or repay the Expo Center mortgage facility.

                  If there is an act of terrorism that affects the Casino Resort, The Grand Canal Shoppes and/or the Expo Center, there may not be sufficient insurance proceeds to cover the costs of restoring the note collateral. Therefore, we could be exposed to heavy losses in the event that any damages occur, directly or indirectly, as a result of terrorist acts.

                  In addition to the damage caused to our property by a casualty loss (such as fire, natural disasters, acts of war or terrorism), we may suffer disruption of our business in such event or claims by third parties injured or harmed. While we carry business interruption insurance and general liability insurance, such insurance may not be adequate to cover all losses in such event.

Our new insurance policies terminate in April 2003. The cost of coverage may become so high that we may need to reduce our policy limits or agree to certain exclusion from our coverage.